Exhibit 99.2

P.O. Box 20103 Kansas City, MO 64195 866.877.2525 • fax 816.713.8810 website:www.uspremiumbeef.com

March 14, 2008

TO:	USPB UNITHOLDERS
FROM:	STEVEN D. HUNT, CEO

RE:	USPB UNITHOLDERS VOTE TO APPROVE SALE OF
NATIONAL BEEF PACKING COMPANY, LLC TO JBS S.A.

I am pleased to report that U.S. Premium Beef’s unitholders have overwhelmingly approved the sale of National Beef Packing Co., LLC, (National Beef) to JBS S.A. (JBS). Our unitholders have strongly stated they support our Board of Director’s and management’s recommendation to move forward with our proposed sale of National Beef to JBS. They view this as a tremendous opportunity for their company, for our unitholders and other producers who have marketed, or may want to market, cattle through our company in the future.

Our unitholders told us they want to position their company to prosper for their children’s and grandchildren’s generations, and they see combining our processing company with JBS as an opportunity to do just that. They want to ensure that future generations have the same marketing opportunities which they helped USPB develop, including our guaranteed market access, quality based pricing and ownership in processing. Those will continue through USPB well into the future with JBS.

The next step in our process to complete this transaction is to receive the customary regulatory approvals. You can help in that effort by asking your congressional representatives and cattlemen’s association leaders to support this transaction so that you and other producers around the United States will be able to market cattle through our company’s additional facilities in the future. Congressional contacts can be found at www.senate.gov or www.house.gov. Please don’t hesitate to contact our office at 866-877-2525 with any questions. Thank you for your continued support and participation in U.S. Premium Beef as we move into the next chapter of our still young, but very successful company.

Safe Harbor Forward Looking Statement: USPB is including the following cautionary statement in this letter to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on its behalf. Forward-looking statements include statements regarding the sale of National Beef Packing Company, LLC to JBS S.A. and are based on the current expectations and assumptions of USPB, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially from those contemplated by these forward-looking statements. Some of these risks and uncertainties may be discussed in the most recently filed Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q by USPB and in the proxy statement sent by USPB to its unitholders. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this letter will in fact transpire. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.